Consent of Independent Registered Public Accounting Firm

USD Partners LP
Houston, Texas
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 9, 2018, relating to the consolidated financial statements of USD Partners LP appearing in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ BDO USA, LLP
Houston, Texas
November 6, 2018